Exhibit 99.2

THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320
5600 North May Avenue	Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333	OTCBB: BRCO

THE BEARD COMPANY ANNOUNCES

TRANSFER OF ITS INTEREST

IN BEARD PINNACLE, LLC;

RELEASE OF ALL LIABILITY FOR PROJECT LOANS

FOR IMMEDIATE RELEASE: Friday, May 18, 2007

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that it has transferred its remaining 25% interest in Beard Pinnacle, LLC to the other parties in the Project. PinnOak Resources, LLC has released Beard Technologies, Inc. from any and all liability under its guaranty of more than $11,350,000 of loans which PinnOak had made to Beard Pinnacle to finance the construction of the Pinnacle plant. The guaranty was secured by Beard Technologies’ 25% interest in Beard Pinnacle. Beard Technologies continues to serve as the contract operator of the Project.

Beard Pinnacle owns the pond fines coal recovery plant at the Pinnacle Mine complex located near Pineville, West Virginia, which began operations in November of 2006.

Herb Mee, Jr., President, stated: “We regret that we will no longer have an interest in the Pinnacle Plant, but are pleased that Beard Technologies has been relieved of its guaranty. We have a number of other coal projects under development and look forward to their commencement as agreements are finalized in the future.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, operation of a fertilizer plant in China, oil and gas production, and its e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT: Herb Mee, Jr.

Fax Number: (405) 842-9901	Email: hmee@beardco.com